Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RUBRIK, INC.

Bipul Sinha hereby certifies that:

ONE: The original name of this corporation is ScaleData, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was December 23, 2013.

TWO: He is the duly elected and acting Chief Executive Officer of Rubrik, Inc., a Delaware corporation.

THREE: The Restated Certificate of Incorporation of this company is hereby amended and restated to read as follows:

I.

The name of this corporation is Rubrik, Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 1,300,000,000 shares, of which (A) 1,280,000,000 shall be a class of Common Stock divided into two series with (i) 1,070,000,000 shares of the Common Stock being a series designated as Class A Common Stock (the “Class A Common Stock”) and (ii) 210,000,000 shares of the Common Stock being a series designated as Class B Common Stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and (B) 20,000,000 shares shall be a class of Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.000025 per share, and the Common Stock shall have a par value of $0.000025 per share.

B. The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences, privileges and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereafter prescribed (a “Preferred Stock Designation”). Subject to any limitation prescribed by law and the rights of any series of the Preferred Stock then outstanding, if any, authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of all or any of the shares of the Preferred Stock in one or more series, and, with respect to each series of Preferred Stock, to fix the number of shares and state by the Preferred Stock Designation, the designations, powers, preferences, privileges and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase (but not above the authorized number of shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

C. The number of authorized shares of Preferred Stock or any series thereof or the Common Stock (including either or both of the Class A Common Stock or Class B Common Stock) may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, or of the Common Stock (or of either series of the Class A Common Stock or Class B Common Stock), irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation filed with respect to any series of Preferred Stock. For the avoidance of doubt, but subject to the rights of the holders of any outstanding Preferred Stock, Section 242(d) of the DGCL shall apply to amendments to the Certificate of Incorporation.

D. Except as provided above, the designations, powers, preferences, privileges and relative participating, optional, or other rights, and qualifications, limitations, or restrictions of the Class A Common Stock and Class B Common Stock are as follows:

1. DEFINITIONS.

(a) “Acquisition” means (A) any consolidation, merger or reorganization of the Company with or into any other Entity, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving Entity in substantially the same proportions (or, if the surviving Entity is a wholly owned subsidiary of another Entity, the surviving Entity’s Parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

(b) “Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company (on a consolidated basis).

(c) “Certificate of Incorporation” means the certificate of incorporation of the Company, as amended or restated from time to time, including the terms of any Preferred Stock Designation of any series of Preferred Stock.

(d) “Entity” means any corporation, partnership, limited liability company or other legal entity.

(e) “Effective Time” means the time of the effectiveness of the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

(f) “Family Member” means with respect to any natural person, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation, adoption, marriage or domestic partnership) of such person.

(g) “Final Conversion Date” means 5:00 p.m. in New York City, New York on the earliest to occur following the IPO of (i) the date fixed by the Board of Directors that is no less than sixty one (61) days and no more than one hundred eighty (180) days following the date on which the outstanding shares of Class B Common Stock first represent less than five percent (5%) of the aggregate number of shares of the then outstanding Class A Common Stock and Class B Common Stock, (ii) the last Trading Day of the fiscal year following the tenth (10th) anniversary of the effectiveness of the registration statement in connection with the IPO, (iii) the date fixed by the Board of Directors that is no less than sixty one (61) days and no more than one hundred eighty (180) days following the date that Founder B is no longer providing services to the Company as an officer, employee or director, (iv) the date fixed by the Board of Directors that is no less than sixty one (61) days and no more than one hundred eighty (180) days following the death or Incapacity of Founder B, or (v) the date specified by the holders of a majority of the outstanding shares of Class B Common Stock.

(h) “Founder” means Founder B or Founder N, and “Founders” shall mean both of them.

(i) “Founder B” means Bipul Sinha, an individual.

(j) “Founder N” means Arvind Nithrakashyap, an individual.

(k) “Incapacity” shall mean, with respect to an individual, that such individual is incapable of managing their financial affairs under the criteria set forth in the applicable probate code which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute regarding whether an individual has suffered an Incapacity, no Incapacity of such individual will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction.

(l) “IPO” means the Company’s first firmly underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Class A Common Stock.

(m) “Liquidation Event” means (i) any Asset Transfer or Acquisition in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock in the Company or received upon conversion or exchange of such shares in such transactions, or (ii) any liquidation, dissolution or winding up of the Company; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock or Class B Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Class A Common Stock or Class B Common Stock.

(n) “Parent” of an Entity means any Entity that directly or indirectly owns or controls a majority of the voting power of the voting securities or interests, or is otherwise entitled to elect a majority of the members of the board of directors or entitled to appoint or act as the governing body, of such Entity.

(o) “Permitted Entity” means, with respect to a Qualified Stockholder, any Entity in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities or Permitted Transferees, has sole dispositive power and exclusive Voting Control (or, if the Qualified Stockholder is a Founder, shared dispositive power and exclusive Voting Control with one or more Family Members of such Founder) with respect to all shares of Class B Common Stock held of record by such Entity.

(p) “Permitted Transfer” means, and shall be restricted to, any Transfer of a share of Class B Common Stock:

(i) by a Qualified Stockholder that is a natural person (including a natural person serving in a trustee capacity with regard to a trust for the benefit of themselves or their Family Members), to the trustee or co-trustees of a Permitted Trust of such Qualified Stockholder or to such Qualified Stockholder in their individual capacity or as a trustee of a Permitted Trust;

(ii) by the trustee or co-trustees of a Permitted Trust of a Qualified Stockholder, to (A) such Qualified Stockholder, (B) the trustee of any other Permitted Trust of such Qualified Stockholder, (C) any Permitted Entity of such Qualified Stockholder or (D) a Founder or any Permitted Trust or Permitted Entity of a Founder;

(iii) by a Qualified Stockholder to (A) Founder B’s estate or Founder B’s heirs, effective either (1) upon the death of Founder B or (2) during or following any Incapacity of Founder B, (B) any Permitted Entity of such Qualified Stockholder, (C) such Qualified Stockholder’s revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder or (D) a Founder or any Permitted Trust or Permitted Entity of a Founder;

(iv) by a Permitted Entity of a Qualified Stockholder to (A) such Qualified Stockholder, (B) any other Permitted Entity or the trustee or co-trustees of a Permitted Trust of such Qualified Stockholder or (C) a Founder or any Permitted Trust or Permitted Entity of a Founder;

(v) by a Qualified Stockholder that is a natural person or a Permitted Trust of a Qualified Stockholder, to a foundation in which such Qualified Stockholder or one or more Family Members of the Qualified Stockholder directly, or indirectly through one or more Permitted Entities or Permitted Transferees, has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such foundation; provided that in the event the Qualified Stockholder or Family Members of the Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such foundation, each such share of Class B Common Stock then held by such foundation shall automatically convert as provided in Article IV(D)(6); or

(vi) by a Qualified Stockholder that is a partnership or limited liability company that beneficially held more than one percent (1%) of the total outstanding shares of Class B Common Stock as of immediately following the Effective Time, to any person or Entity that, upon the Effective Time, was a Control Person of such partnership or limited liability company, in accordance with the terms of the documents governing such partnership or limited liability company and without the payment of additional consideration, and any further Transfer(s) by such Control Person that is a partnership or limited liability company to any person or Entity that was upon the Effective Time a Control Person of such partnership or limited liability company in accordance with the terms of the documents governing such partnership or limited liability company and without the payment of additional consideration. All shares of Class B Common Stock held by affiliated Entities shall be aggregated together for the purposes of determining the satisfaction of such one percent (1%) threshold. For the purposes of the foregoing, a “Control Person” means any general partner of a limited partnership and any managing member, managing director or manager of a limited liability company.

(q) “Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

(r) “Permitted Trust” means a validly created and existing trust the beneficiaries of which are either a Qualified Stockholder or Family Members of the Qualified Stockholder or both, or a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (as amended from time to time) or a reversionary interest.

(s) “Qualified Stockholder” means (i) a registered holder of a share of Class B Common Stock at the Effective Time; (ii) an initial registered holder of any shares of Class B Common Stock that are originally issued by the Company after the Effective Time (including, without limitation upon exercise of options or warrants and settlement of restricted stock units); or (iii) a Permitted Transferee.

(t) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(u) “Trading Day” means any day on which The Nasdaq Stock Market and the New York Stock Exchange are open for trading.

(v) “Transfer” of a share of Class B Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV:

(i) the granting of a revocable proxy to (i) officers or directors or agents of the Company at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or (ii) any other person with specific direction to vote such shares of Class B Common Stock as directed by the holder of such shares, without discretion, in connection with actions to be taken at an annual or special meeting of stockholders;

(ii) the existence of any proxy granted prior to the Effective Time or the amendment or expiration of any such proxy;

(iii) entering into a voting trust, agreement or arrangement (with or without granting a proxy and, if a proxy is granted, whether a revocable or irrevocable proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(iv) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise exclusive Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee (including the exercise of any proxy authority granted pursuant to such pledge) shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer;”

(v) entering into, or reaching an agreement, arrangement or understanding regarding, a support or similar voting or tender agreement (with or without granting a proxy and, if a proxy is granted, whether a revocable or irrevocable proxy) in connection with a Liquidation Event, Asset Transfer or Acquisition that has been approved by the Board of Directors;

(vi) entering into a voting trust, agreement or arrangement (with or without granting a proxy and, if a proxy is granted, whether a revocable or irrevocable proxy) pursuant to a written agreement to which the Company is a party or that has been approved by the Board of Directors; or

(vii) the fact that, as of the Effective Time or at any time after the Effective Time, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock; provided, that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock unless otherwise exempt from the definition of Transfer.

A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) a Permitted Transferee on the date that such Permitted Transferee ceases to meet the qualifications to be a Permitted Transferee of the Qualified Stockholder who effected the Transfer of such shares to such Permitted Transferee or (ii) an Entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Effective Time (or in the case of a Qualified Stockholder that becomes a holder of Class B Common Stock after the Effectiveness Date, from and after the date on which such Qualified Stockholder first becomes a holder of Class B Common Stock), of a majority of the voting power of the voting securities, or securities that otherwise entitle the holder thereof to elect or appoint a majority of the members of the board of directors or governing body, of such Entity or any Parent of such Entity, other than a Transfer to parties that are, as of the Effective Time, holders of voting securities of any such Entity or Parent of such Entity.

(w) “Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

2. RIGHTS RELATING TO DIVIDENDS, SUBDIVISIONS AND COMBINATIONS

(a) Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Except as permitted in Section 2(b) of Article IV(D), any dividends paid to the holders of shares of Class A Common Stock and Class B Common Stock shall be paid pro rata, in the same form, on an equal priority, pari passu basis, unless different treatment of the shares of each such series is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable series of Common Stock treated adversely, voting as a separate series.

(b) The Company shall not declare or pay any dividend or make any distribution to the holders of Class A Common Stock or Class B Common Stock payable in securities of the Company unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock (or unless such dividend or distribution is approved in accordance with Section 2(a) of Article IV(D)); provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, as applicable, are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date (and provided that any dividend or other distribution paid in accordance with this proviso shall not require any approval of holders of Class A Common Stock or Class B Common Stock under Section 2(a) of Article IV(D)).

(c) If the Company in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.

(d) Notwithstanding anything to the contrary contained in Section 2(a) of Article IV(D), the dividend of rights to purchase capital stock, other securities or property pursuant to a “poison pill” stockholder rights plan is not subject to “the same form, on an equal priority, pari passu basis” requirement in Section 2(a) of Article IV(D).

3. VOTING RIGHTS.

(a) Class A Common Stock. Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share thereof held on all matters submitted to a vote of the stockholders of the Company.

(b) Class B Common Stock. Each holder of shares of Class B Common Stock shall be entitled to twenty (20) votes for each share thereof held on all matters submitted to a vote of the stockholders of the Company.

(c) Class B Common Stock Protective Provisions. So long as any shares of Class B Common Stock remain outstanding, the Company shall not, without the approval by vote or written consent of the holders of a majority of the voting power of the Class B Common Stock then outstanding, voting as a separate series, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise:

(i) amend, alter, or repeal any provision of the Certificate of Incorporation or the Bylaws of the Company (the “Bylaws”) (including any filing of a Certificate of Designation in connection with a Preferred Stock Designation relating to any series of Preferred Stock), that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of the Class B Common Stock;

(ii) reclassify any outstanding shares of Class A Common Stock of the Company into shares having rights as to dividends or liquidation that are senior to the Class B Common Stock or the right to more than one (1) vote for each share thereof; or

(iii) authorize or create (by reclassification or otherwise) or issue any series of Common Stock or Preferred Stock with rights as to dividends or liquidation that are senior to the Class B Common Stock or with the right to more than one (1) vote for each share thereof.

(d) General. Except as otherwise expressly provided herein or as required by law, the holders of any series of Preferred Stock entitled to vote thereon, Class A Common Stock and Class B Common Stock shall vote together and not as separate series or classes on all matters submitted to a vote of the stockholders of the Company. Except as otherwise required by applicable law, holders of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) or applicable law.

4. LIQUIDATION RIGHTS.

In the event of a Liquidation Event, upon the completion of the distributions or payment required with respect to each series of Preferred Stock that may then be outstanding, the remaining assets of the Company legally available for distribution to stockholders, or the consideration to be received by stockholders upon the conversion or exchange of their shares, as applicable, shall be distributed on an equal priority, pro rata basis to the holders of Class A Common Stock and Class B Common Stock (and the holders of any Preferred Stock that may then be outstanding, to the extent required by the Certificate of Incorporation), who shall be entitled to receive the same form and amount of consideration on a per share basis, unless different treatment of the shares of each such series is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting as a separate series; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock or Class B Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Class A Common Stock or Class B Common Stock; provided further that with respect to any securities available for distribution, the holders of Class B Common Stock may receive securities having twenty times the voting power of any securities available for distribution to the holders of a share of Class A Common Stock without approval of the holders of the Class A Common Stock or Class B Common Stock (but with the terms of any securities distributed to stockholders pursuant to this proviso being substantially identical, other than with respect to voting rights).

5. OPTIONAL CONVERSION.

(a) Optional Conversion of the Class B Common Stock.

(i) At the option of the holder thereof, each share of Class B Common Stock shall be convertible, at any time or from time to time, into one (1) duly authorized, validly issued, fully paid and nonassessable share of Class A Common Stock as provided herein.

(ii) Each holder of Class B Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed (or, if such holder alleges that such certificate has been lost, stolen or destroyed, an executed agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates), at the office of the Company or any transfer agent for the Class B Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Such conversion shall be deemed to have been made immediately prior to 5:00 p.m. in New York City, New York on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted, or, if the shares are uncertificated, immediately prior to 5:00 p.m. in New York City, New York on the date that the holder delivers notice of such conversion to the Company’s transfer agent, and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock as of such time on such date; provided that if a later effective time and/or date is specified in the notice of election to convert, the conversion shall be deemed to have occurred at such later effective time and/or date, including a time and /or date determined upon the happening of an event. If a conversion election under this Section 5(a)(ii) is made in connection with an underwritten public offering of the Company’s securities pursuant to the Securities Act, the conversion may, at the option of the holder tendering shares of Class B Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Company’s securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Class A Common Stock upon conversion of their Class B Common Stock shall not be deemed to have converted such shares of Class B Common Stock until immediately after to the closing of such sale of the Company’s securities in the offering.

6. AUTOMATIC CONVERSION.

(a) Automatic Conversion of the Class B Common Stock. Each share of Class B Common Stock shall automatically be converted into one (1) duly authorized, validly issued, fully paid and nonassessable share of Class A Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless shares of Class A Common Stock are then certificated and the certificates evidencing such shares of Class B Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Company or any transfer agent for the Class A Common Stock.

(b) Conversion Upon Death or Incapacity. Each share of Class B Common Stock held of record by a natural person, including a natural person serving in a trustee capacity, other than a Founder (including a Founder holding shares in a trustee capacity), shall automatically, without any further action, convert into one (1) duly authorized, validly issued, fully paid and nonassessable share of Class A Common Stock upon the death or Incapacity of such natural person. Each share of Class B Common Stock held of record by Founder N (including Founder N’s Permitted Entities or Permitted Trusts, or Founder N holding shares in a trustee capacity) shall automatically, without any further action, convert into one (1) duly authorized, validly issued, fully paid and nonassessable share of Class A Common Stock one hundred eighty (180) days following the date of the death or Incapacity of Founder N.

(c) Founder N Conversion Upon Cessation of Services. Each share of Class B Common Stock held of record by Founder N, including each share of Class B Common Stock held of record by any Permitted Entity or Permitted Trust of Founder N, shall automatically, without any further action, convert into one (1) duly authorized, validly issued, fully paid and nonassessable share of Class A Common Stock one hundred eighty (180) days following the date that Founder N is no longer providing services to the Company as an officer, employee or director.

7. FINAL CONVERSION.

(a) Final Conversion. On the Final Conversion Date, each one (1) issued share of Class B Common Stock shall automatically, without any further action, convert into one (1) duly authorized, validly issued, fully paid and nonassessable share of Class A Common Stock. Following the Final Conversion Date, such shares shall be retired and may not be reissued and the Company may no longer issue any other shares of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless shares of Class A Common Stock are then certificated and the certificates evidencing such shares of Class B Common Stock, if any, are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Company or any transfer agent for the Class A Common Stock.

(b) Procedures. The Company may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock and the general administration of this two series of Common Stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Company as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination, in good faith, by the Secretary of the Company as to whether a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

(c) Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 7, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred or immediately upon the Final Conversion Date, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s)) representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

8. RESERVATION OF STOCK ISSUABLE UPON CONVERSION

The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, as applicable, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, as applicable, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such numbers of shares as shall be sufficient for such purpose.

9. PROHIBITION ON REISSUANCE OF SHARES

Shares of Class B Common Stock that are acquired by the Company for any reason (whether by repurchase, upon conversion, or otherwise) shall be retired in the manner required by law and shall not be reissued.

V.

A. No director or officer of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Company hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

B. If applicable law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

C. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.

D. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action: (A) any derivative claim or cause of action brought on behalf of the Company; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Company, to the Company or the Company’s stockholders; (C) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws; (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, governed by the internal-affairs doctrine or otherwise related to the Company’s internal affairs, in all cases to the fullest extent permitted by applicable law and subject to the court having personal jurisdiction over the indispensable parties named as defendants.

E. Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying such offering.

F. Any person or Entity holding, owning or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Certificate of Incorporation.

G. Failure to enforce the foregoing provisions would cause the Company irreparable harm, and the Company shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. BOARD OF DIRECTORS.

1. GENERALLY. The management of the business and the conduct of the affairs of the Company shall be vested in the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the authorized number of directors which shall constitute the Board of Directors shall be fixed exclusively by the Board of Directors.

2. ELECTION.

(a) Other than any directors elected by the holders of any series of Preferred Stock as specified in any Preferred Stock Designation, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

(b) At any time that applicable law prohibits a classified board as described in Section A.2.(a) of this Article VI, all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

(c) No stockholder will be permitted to cumulate votes at any election of directors.

(d) Notwithstanding the foregoing provisions of this section, each director shall serve until their successor is duly elected and qualified or until their earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3. REMOVAL OF DIRECTORS. Subject to the rights of the holders of any one or more series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of the capital stock of the Company entitled to vote generally at an election of directors, voting together as a single class.

4. VACANCIES. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. Any director elected to fill a newly created directorship or vacancy in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders held to elect the class of directors to which such director is elected and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal.

B. STOCKHOLDER ACTIONS.

1. Subject to the rights of the holders of any series of Preferred Stock and the rights of the holders of Class B Common Stock under Section 3(c) of Article IV(D), no action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission; provided, that the foregoing restrictions shall not apply to any stockholder election or determination pursuant to Section 1(g)(v) of Article IV(D). Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws.

2. Subject to any rights of the holders of shares of any series of Preferred Stock and the rights of the holders of Class B Common Stock under Section 3(c) of Article IV(D), special meetings of stockholders of the Company may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer or the Board of Director. For the avoidance of doubt, a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

C. BYLAWS. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. The stockholders shall also have the power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote thereon, voting together as a single class.

VII.

A. The Company reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, except as provided in paragraph B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of the Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by the Certificate of Incorporation or any Preferred Stock Designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote thereon, voting together as a single class, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, Articles V, VI, and VII.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Company in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

In Witness Whereof, Rubrik, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer on this ___ day of ________, 2024.

RUBRIK, INC.

Bipul Sinha
Chief Executive Officer